EXHIBIT 5.1

                      [BUTLER & BINION, L.L.P. LETTERHEAD]


                                February 5, 1999



Callon Petroleum Company
200 North Canal Street
Natchez, Mississippi  39120

      Re: Distribution of an additional 300,000 shares of Common Stock of Callon Petroleum Company pursuant to the 1996 Stock Incentive Plan

Gentlemen:

      We have acted as legal counsel for Callon Petroleum Company, a Delaware corporation ("Company"), in connection with Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 ("Registration Statement") which relates to the offering to certain of the directors, officers and employees of the Company and its subsidiaries of an additional 300,000 shares of the Company's common stock, $.01 par value per share ("Common Stock") issuable pursuant to an amendment to the Company's 1996 Stock Incentive Plan ("Plan") increasing the number of shares of Common Stock issuable pursuant to the Plan from 900,000 to 1,200,000 shares ("Plan Amendment").

      We have made such inquiries and examined such documents as we have considered necessary or appropriate for the purposes of giving the opinion hereinafter set forth, including the examination of executed or conformed counterparts, or copies certified or otherwise proved to our satisfaction of the following:

      (i) the Certificate of Incorporation of the Company as filed with the Secretary of State of Delaware on March 29, 1994, as amended to date;

      (ii)  the Bylaws of the Company as of the date of this opinion;

      (iii) the Company's Post-Effective Amendment No. 1 to the Registration Statement, filed with the Securities and Exchange Commission on February 5, 1999;

      (iv) the Company's Registration Statement, filed with the Securities and Exchange Commission on June 19, 1997 (Registration No. 333-29537);

      (v)   the Plan;

      (vi)  the Plan Amendment; and


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Callon Petroleum Company
February 3, 1999
Page -2-


      (vii) such other documents, corporate records, certificates and other instruments as we have deemed necessary or appropriate for the purpose of this opinion.

      We have assumed the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due authorization, execution, delivery or recordation of all documents where due authorization, execution or recordation are prerequisites to the effectiveness thereof.

      Based upon the foregoing and subject to the assumptions, exceptions and qualifications stated herein and having regard for such legal considerations as we deem relevant, we are of the opinion that the Common Stock covered by Post-Effective Amendment No. 1 to the Registration Statement has been duly authorized and when issued and delivered by the Company and paid for in accordance with the Plan, will be validly issued, fully paid and nonassessable.

      Our opinion as expressed above is limited to the General Corporation Law of the State of Delaware. Our opinion is also rendered only with respect to the laws and the rules, regulations and orders thereunder, which are currently in effect. Please be advised that no member of this firm is admitted to practice in the State of Delaware.

      We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules promulgated thereunder.



                                    Very truly yours,


                                    /s/ BUTLER & BINION, L.L.P.
                                        BUTLER & BINION, L.L.P.